EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.05 per share, of Global Healthcare REIT, Inc., a Utah corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 10, 2014

PARK CITY CAPITAL OFFSHORE MASTER, LTD.

By:	/s/ Michael J. Fox
Michael J. Fox,
Director

PARK CITY CAPITAL, LLC

By:	/s/ Michael J. Fox
Michael J. Fox,
Manager

/s/ Michael J. Fox
MICHAEL J. FOX